EXHIBIT 10.25

                        OFFER LETTER OF ROBERT D. RUSSELL

      Government Technology Services, Inc. ("GTSI") is pleased to offer you the position of Senior Vice President and Chief Financial Officer, reporting directly to me. We would like your employment to commence as soon as possible, preferably no later than April 15, 1999.

      Your starting annual base salary will be $150,000 (i.e. $6,250.00 semi-monthly ). In addition to your base salary, you will be eligible to participate in the Executive Incentive Compensation plan. At 100% goal attainment, your annual target bonus will be 40% of base salary annualized, equaling $210,000. This incentive is based on quantitative and qualitative targets to be determined within your first 30 days of employment.

      If your duties or responsibilities are materially modified without your consent, or in the case of a "change in control," and if your employment ceases for any reason other than for "cause"(3) you will receive a severance equal to 6 months' base salary and immediate vesting of all outstanding stock options. Change of control is defined as (i) control of 50% or more of outstanding shares of GTSI; (ii) a change in a majority of the Company Board of Directors if the change occurred during any 12 consecutive months, and the new directors were not elected by the Company's shareholders or by a majority of the directors who were in office at the beginning of the 12 months; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation. Cash payments will be made in installments according to the payroll schedule then in effect.

      You will be eligible, on the first of the month following your hire date, to join the GTSI benefits plan which would include life insurance, comprehensive medical, dental and vision insurance for yourself and dependents on a contributory basis if you so elect. Detailed information concerning your complete benefits package will be provided to you upon employment. As with all GTSI employees, you will be subject to all Company policies and procedures.

      As part of your compensation package, I will recommend to the Compensation Committee of the Company's Board of Directors that the Committee grant to you a nonstatutory stock option ("Option"), effective as of the date on which your employment with the Company commences (the "Grant Date"), to purchase 50,000 shares of the Company's Common Stock. The exercise price will be equal to the closing price of the Company's Common Stock on the

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(3) Cause - Termination by GTSI of an officer's employment for "Cause" means termination as a result of (i) acts or omissions involving unacceptable performance or conduct (examples of which include, but are not limited to: failure or refusal to perform assigned duties or to follow Company policies, as determined in the sole discretion of the Company; commission of sexual harassment; excessive absenteeism; unlawful use or possession of drugs or misuse of legal drugs or alcohol; misappropriation of a Company asset or opportunity; the offer, payment, solicitation or acceptance of any bribe or kickback with respect to the Company's business; the assertion, representation or certification of any false claim or statement to a Company customer; or indictment or conviction for any felony whatsoever or for any misdemeanor involving moral turpitude); (ii) inability for any reason to perform the essential functions of the position; or (iii) other conduct deemed by the Company to be inappropriate for an officer or harmful to the Company's interests or reputation.


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March 29, 1999
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      Grant Date or, if there has been no trading in the Company's Common Stock on the Grant Date, then the immediately preceding date upon which the Company's Common Stock is so traded (as reported the following business day in The Wall Street Journal). Your Option will vest and be exercisable, cumulatively, in four equal annual installments with the first installment vesting on the date of grant, and will be subject to the terms and provisions of the stock option agreement evidencing the grant of the Option. Your Option shall expire, to the extent not previously exercised, upon the earlier of seven years from the date of initial vesting or three months after you cease to be a GTSI employee. Since this stock option offer is by law subject to approval by GTSI's Board of Directors or a Committee thereof, no one at GTSI can promise or ensure such approval. Nonetheless, I envisage Committee approval without problem.

      To comply with the Immigration Reform and Control Act, you will be required to verify citizenship by completing the enclosed form and presenting the requested documents on the first day of employment. Employment is contingent upon completion of a GTSI application, non-disclosure form and satisfactory references. This offer is contingent upon successful completion of pre-employment drug screening.

      By executing this letter, you represent and warrant to GTSI that you are not currently subject to any express or implied contractual obligations to any of your former employers under any secrecy, non-competition or other agreements or understandings, except for any such agreements of which you have, prior to the date of your execution of this letter, furnished copies to me.

      As with every GTSI employee, you reserve the right to terminate your employment at any time and we reserve the right to terminate your employment at will; however, we hope and expect that this will be a long and mutually beneficial relationship.

      This letter contains our entire understanding with the respect to your employment with GTSI and supersedes all prior or contemporaneous representations, promises or agreements concerning this subject, whether in written or oral form, and whether made to or with you by any employee or other person affiliated with GTSI of any actual or perceived agent.

      We believe you will provide GTSI with the creativity and experience desired to contribute to continued GTSI growth. We also believe that GTSI can provide you with opportunities for professional growth and financial return. We look forward to the commencement of your employment with GTSI and expect a mutually fulfilling and rewarding relationship.

      Please acknowledge your acceptance of this offer by signing this letter, and returning the original to me within one week.


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